Exhibit 99.2

Keith:	Good morning and greetings from New Orleans, at least what’s left of it. My name is Keith Lousteau. I’m the CFO with Tidewater. I’ve been around a long time, about 29 years with the company. With me here today is Joe Bennett, our Principal Accounting Officer, and more importantly, our Director of Investor Relations.

This is a little bit different presentation for Tidewater. We normally present at Oil and Gas Conferences where the audience knows oil services companies. So, when we get this opportunity, we try to do things a little different. We try and present Tidewater as opposed to trying to distinguish ourselves from the other oil and gas and other service companies. We try and just educate the audience as to what we are. We can’t make you like us. That’s not our job. Our job is to make sure that you understand Tidewater, understand our business, understand the economics that drive Tidewater. Once you do that, then it’s up to you to decide when’s the right time to participate as being one of our equity owners.

I also would like to start off by bringing the regrets of our Chairman and our CEO, Mr. Dean Taylor. Unfortunately he couldn’t be here today. He normally likes to make these presentations himself, but had a scheduling conflict today.

Of course, our legal staff back in New Orleans also sends their greetings of the day. We’ll try and make some forward-looking statements. We think our future is a very bright one              future so, but we’re sure you’ll understand that there are no guarantees. There are what we say may or may not come to pass.

In understanding Tidewater, one of the things that we talk about first and foremost at every board meeting, at every management meeting, every presentation because it goes to the core of the company, we practice safety. We practice safety day in and day out. Every person working for Tidewater, from the CEO to the CFO to the Principal Accounting Officer, our financial well being, our compensation package, our annual bonuses are tied to a safety record. Ten or twelve years ago we had a new chairman who came in. He was appalled at the number of people we were hurting and maiming in our industry and at Tidewater, so we set out to change people’s way of thinking and we think we’ve done a pretty good job of doing that.

As you can see from one of our vessels working off the coast of Australia here, being safe is not exactly equal and easy in the business that we are in. We’re not working on a stable platform. We’re not on a drilling rig. We’re on this boat that’s moving in every direction 24 hours a day.

We’ve been quite successful to date in our safety record, as you can see. We’ve taken lost time accidents at Tidewater over the last seven to eight years and we’ve run them down to where, unfortunately, last year on the last day of the year, March 31st, we had an accident. Had a management team that got kind of upset. We thought we had learned our lesson last day of the year and we’ve again failed at reaching zero accidents this year. We had a lost time accident about ten days ago. But it’s something that we’re still working on every day.

One of the things I think I’d like you to remember from my presentation whenever you think of Tidewater, from a financial perspective, the one word we try and practice day in and day out is balance. We understand that investors are looking for performance. We understand that our stockholders are looking for growth. We as management want to maintain our financial strength. We realize that the call of the day is show me the money. Show me, show me some growth, show me some performance in these numbers, and Joe’s going to come up here and we think we’ve done that. But we don’t want to be an Enron. We don’t want to be only performance numbers and run the risk of losing our financial strength. We don’t want to be a              company who was just set, determined that they were going to have growth at the consequences of they gave up their financial strength. So, we do not try to manage the company for any one of these or in any one direction. We try and keep a balance here. We think we’ve done quite well over the last few years in achieving this performance.

Some of our highlights for today, once again, I said we’ve had a continued improvement in our safety record. More significantly, Tidewater is in the business at the moment and it’s a long haul of regenerating our fleet. We operate today probably about 370 to 380 of the type vessels you just saw around the world. We own slightly over 500 of them. We’ve got 100 to 120 stacked that are probably their economic life and are in the process of being disposed of. But in order to regenerate our growth, to regenerate the future earnings capacity of Tidewater, we are right dead smack in the middle of a total regeneration of our fleet program at Tidewater. We’ve got improved worldwide operating results. Our vessel dayrates, our vessel utilization, our earnings have been going up quite dramatically and quite satisfactorily for the last six quarters or so. In July, totally out of context for us, we did have one European public company came to us. We had one class of vessel that they wanted to buy from us. We did sell six vessels. It’s very unusual. They were vessels that were a part of our replacement program. We had held them only for a two or three year period of time, but we felt like the price was way in excess of any future earnings capacity we could generate with the vessels. So, we quickly took the $200 million in cash and a $66 million of gain, put them both in the bank account and are using those funds to maintain the financial strength and to regenerate the fleet. All that money is going back into, as you’ll see here, about the same time we announced the stock buy back program, a program that’s ongoing as of today. So, from the proceeds and our generous cash flows at the moment from operations, we are well within our goals of replenishing our fleet and buying back stock. And as you’ll see later, we are a member of the OSX. We are the transportation member in that index and we pay about the second highest dividend on a per capita rate of any companies in the OSX. So, good cash flows, stock buy back program, high dividends, all coming from this little company called Tidewater at the moment.

Late in 2004, we enjoyed what I continue to call the most significant financial event in our last ten years. The American Jobs Creation Act of 2004 changed the United States taxing system as it related to shipping companies. Prior to 2004 and since 1975, Tidewater, unlike any other U.S. companies, we were taxed in the United States at 35% on our worldwide income. You’ll hear today that 80-85% of our earnings were coming from foreign markets, so we were out competing against foreign competitors who were paying little or no income tax, paying a full 35% tax rate. Well, the United States tax code was changed in ‘04 to allow us to operate U.S. tax free through our foreign operations as long as we’re not bringing those earnings back or repatriating those earnings. It has been a real boom to us. It will continue to be a boom. Being in the expansion phase of Tidewater’s life, we are reinvesting lots of money overseas. We are not forced with repatriating earnings. Our effective tax rate on foreign earnings today is probably in the 16 or 17% range, so we’ve had a nice 15 to 18 to 19% reduction in our taxes on all of our foreign earnings; very significant to us.

We continue to be perhaps strong, perhaps too strong, I guess is what I started out to say as we go around the country and visit with many of our stockholders. We actually get criticized for not having enough financial leverage on our balance sheet. We’ve got $300 million worth of debt, $200 million worth of cash in the bank. A net debt to total capital of less than 8%, a number that we could pay off, but when you’re in a business of buying 25 and 30 year assets, it’s awful nice to have financials with some 4.35% financing. We don’t look to pay it off any time near in the future. And being a member of the OSX and in the oil service industry, we have had a substantial run in our stock price over the last year. We’ve had about an 80% run-up. Unfortunately, it’s probably more like 70% the last quarter. The last four to five to eight trading days, the OSX was down pretty good. We seem to have rebounded pretty well this week, though.

As a company, we were unaffected by the two major hurricanes that affected the Gulf Coast region of the United States. In fact, when we went shopping to renew our insurance on our fleet this year, the London markets were thrilled to see Tidewater. They lost not a penny from insuring our fleet. Our fleet is mobile. We do not go ashore. We do not head for shore when hurricanes enter the Gulf of Mexico, unlike the drilling companies, unlike the production companies whose assets are stationary. We’re mobile. We can run. We can dodge the storm. We generally—it’s only as a last resort that we choose a port and bring our vessels inland. Once you make that choice, you have no more choices. You then ride out the storm. Our biggest affect was our corporate headquarters in New Orleans, was shutdown, was wiped out for about a three-month period of time. Corporate officers went to Houston, Texas from which we still operate today. Our engineers, our accountants, our PR, our personnel people all went to our operating base. They are back in New Orleans. We’re probably back operating at 90% of the people we had in New Orleans prior to the storms.

I mentioned we have a positive outlook on the future. Things are awful good and we think they’re going to get better. We have very favorable commodity prices at the moment. On the way in I saw oil was still over $62 a barrel. International oil companies will drill at $62. They’ll drill at $55. They’ll drill at $50. So, economics look good for continued high level of exploration around the world. Natural gas, what a strange world. Natural gas trading at $7 and everybody’s worried about it. We can go back to the year 2000 and 2001 when natural gas was at $1.40 or $1.50 and we were waiting for the up tick. And now at $7, natural gas is hanging on our stock price. It’s holding us down. The rig count around the world is starting to go up. New construction is being done. We’re seeing new jack up rigs being built. That’s very favorable to us. Every new rig entering the market is assumed to need somewhere between two, two and a half new vessels, particularly if they’re working out in deep water. Strong demand, not only for oil, but strong demand for our services, the evolving areas of the world, China and India. They’re all energy users. Their demand is going to keep oil prices up, we believe. Tidewater, as Joe will show you here shortly, is around the world. We’re stationed around the world. That’s our strong suit. That’s part of that balance. Today I think we’re operating in slightly over 60 countries including the United States. The North Sea, when you hear oil and gas activity, you always hear about the North Sea. Well, it’s strange for us. We have almost no activity in the North Sea. In fact, we have none. We don’t have a single boat working there today, but it’s an area that’s very, very important to us because it’s an area that as long as it stays good, our European competition stays home. They don’t like to go to Africa. They don’t like to go to Brazil. They don’t like to go to Mexico. So, as long as the North Sea is strong, that’s very, very favorable to us even though it doesn’t add a penny to our bottom line. Our new fleet is coming on strong. Our new fleet today probably makes up just about half of our earnings. We do have the largest new fleet of any operator in the world. We’ve built or bought since the year 2000 about 125 new vessels. The boat business itself is generally a very late cycle story in an oil recovery. The current up cycle for oil and gas drilling, that started about 18 months ago, so in many aspects we’re just now starting to catch up with some of the multiples that the other companies had already achieved. And as I mentioned, the favorable tax changes, which I’m not certain that we’ve been given final credit for on Wall Street yet. I don’t think that there’s appreciation yet for the real benefit of a company whose 80% of its earnings are overseas to have their tax rates, in affect, cut in half for not this year, but the total future of the company.

So, once again, our overall strategy is not just financial, is to grow our international markets. We want to continue to improve domestic profitability. We talk international, but the United States is still our one biggest and most profitable area in the world. We continue to have to renew our fleet. We continue for that financial strength we talked about to be ready for the right acquisition. This is a business that the analysts and our stockholders tell us we’ll never get too good because every time it gets good, we screw it up. Our competition builds, we build. We’re trying to do our growing without adding capacity. We are looking constantly for the right acquisition. We’ve got the right stock security if necessary and we certainly have the right cash treasure chest to accomplish it whenever we find it. We continue to push up dayrates. Cash flows continue to go up. We continue to maintain and our financial strength is actually increasing as we go along daily.

So, that’s the generalities of Tidewater that I’d like you to remember and I’m going to let Joe, who does more of these presentations than me, take it from here.

Joe:	Thanks Keith. I guess my job from this point forward is to kind of drill down a little bit more and provide a little more facts about the company, where we are now, where we believe that we will go, and what our challenges are along the way.

As Keith said, a good bit of activity, 80 to 85% of our worldwide activity, is in the international arena and we kind of break out our financial results between two segments, domestic and international, and we talk as if international is just one area of the world and it’s not. As Keith said, we operate in over 60 countries around the world and you see some, first the areas of opportunity why we are so optimistic about our future is that for anyone that follows the oil field and understands the demand for the commodity itself is that, and specifically the drillers, that you see are signing longer and longer term contracts for their drilling equipment that that bodes well for our piece of the work, our support for those drilling rigs.

So, here you see some of the opportunities around the world and, frankly, you could almost take a shaded area and put it over the whole world. There are very, very few areas of the world that are not expected to grow in E&P spending in drilling activity over the next few years. The only thing that’s hampering it a little bit is a lack of drilling rigs because the drilling rigs are basically at 100% effective utilization today. And they are rigs being built today that will come on stream over the next two, three, four years and that certainly bodes well again for our business. But increased activity in Mexico, in Brazil, West Africa is a booming area that has just begun to kind of show the financial benefits that we all expected for the last few years. Up in the Caspian Sea, over in Southeast Asia, and one of the areas that actually we’re not in today,              Islands, which is expected to grow in leaps and bounds requires a little different type of equipment than what we normally have. More, bigger ice class equipment, but it is an area that we have highlighted and will look into and hopefully pick up some contracts there.

Our spread around the world of vessels and as Keith said, we have about 145 stack to boats that are off the market. They can return and do return to service as we find contracts for them, but the majority of those boats are older. They’re about 24, 25 years old, so they’re in the twilight of their lifetime and will go away. But these are boat counts that we have in the respective regions of the world. So, as you see, we’re pretty equally spread around. Pretty strong in North America, specifically the Gulf of Mexico, Central and South America, very strong in Mexico and in Brazil, to a little lesser extend in Venezuela and Trinidad simply because they’re smaller areas. West Africa, as I said before, is one of our major areas; 120 or so pieces of equipment spread up and down the west coast of Africa. The Middle East is an area, a general region that, frankly, no U.S. company from a boat side is very strong in. Much more local competition, older equipment, low dayrates, so we take our boats and we mobilize them to other more profitable areas, but the fact is the Middle East is growing in activity level, so we’re there with about 39 pieces of equipment. And then the Far East has been a very, very consistent area for us from a financial standpoint. That ranges all the way from India all across Indonesia, Malaysia, down to Australia; very, very profitable area for us.

The key to our business in any upturn or downturn is dayrates and utilization. The Tidewater model is very easy. You’ll see in a few slides to come. Our operating costs don’t change significantly whether we have high utilization or low utilization. So, the key is moving dayrates and utilization. On the international side, this is a slide that shows the blue dayrates what we have done, been able to do with our dayrates over the last couple of years; two, three years. And you see specifically, as Keith mentioned before, over the last six quarters business has really ramped up, the drillers are drilling again at full utilization and the boat count has tightened up and off go the dayrates rising from what was a low of on average of about $5,500 a day to where we are now at pushing almost $7,500 a day. Utilization, that this utilization line actually includes our stack fleet. So, it’s hampered by, and we didn’t want to disguise it, we do have boats that aren’t operating and are stacked. So, that’s the reason you don’t see a 90 or a 95% utilization rate. In affect, if you take the stack boats out of this utilization count, we are at about 85 to 90% of useful, marketable vessels. So, good strong utilization rise in dayrate.

Now, Keith mentioned before we have been over the last five years in the process of replacing our older fleet and the new boats are very much in demand. And the old boats currently are, too. But as people saw this slide they said well yeah your dayrates increasing, but that’s mostly because you’re adding new equipment, bigger equipment, higher investment costs, higher dayrate. To a certain extent that is true. So, we developed this next slide that breaks out kind of the new vessels and what they’ve done from a dayrate standpoint, which does show the increase from about $8,000 a day to now averaging about $11,000 a day. And the remaining boats have done pretty well. It doesn’t look like it much on this slide because of the scale, but bottomed out at about $5,000 and now we’re up to about $6,000. And keep in mind, just as a point of reference, the dayrates for this international fleet, if it changes by $100 on average—well, this last slide is $7,500—if it went up $100 that equates to just short of $10 million of additional revenue. So, just a $100 change in that international dayrate equates to that. About a one percentage point change in utilization, changing from 75% to 76% generates another almost $10 million of annualized revenue. So, very sensitive to that operating line and those type statistics. And the majority of that, as I said before, goes to the bottom line because operating costs don’t change much.

On the domestic side, the Gulf of Mexico is much more geared to spot work where the international arena longer term contracts, not uncommon to have one, two, three year type contracts. Domestic, much more spot. So, what you see here is an even more dramatic increase in the dayrates because they were able to flip over quicker. And it all began last year when Hurricane Ivan came through the Gulf and tore it up pretty good; last September, a year an a half ago. And it was only until this past summer when Katrina and Rita came through and did it again that the Hurricane Ivan work was really being completed; fixing the pipeline and infrastructure, etc. So, here comes the other two, tears it up again and specifically we see the dramatic increase in our dayrates from kind of $7,000 a day up to almost $10,000 a day; almost overnight after Hurricane Katrina hit. And we fully expect the repair work for that to last easily until this hurricane season and unfortunately everyone’s expecting another bad hurricane season. So, this is driving our business and one has to recognize that while we’ve talked before about drilling rigs being so important to our business, the fact is the rig count in the Gulf of Mexico is almost at an all time low. The rig count is about 70 to 80. In 2001 the rig count in the Gulf was 170. So, this good performance of our domestic operations is happening with one of the lowest rig counts in the Gulf of Mexico.

Again, a break out of new and old boats. Basically since the hurricane, anything that floats is being chartered. So, you see dramatic increases in both old and new equipment in the Gulf. This is kind of what it looks like. These are some of our new boats and you’d look at all of these and go boy they kind of all look the same. And each one of these are different, ranging from the smallest one, a fast supply boat of about 175 foot up to this one in the upper left hand corner, the John P. Laborde, that’s about 285 feet long, big, anchor handler just delivered out of a China yard. We have five of those now operating around the world. So, it is the new face of Tidewater. As Keith said, we have the largest new fleet in the world. We also have the largest old fleet in the world. So, we’ve got a ways to go.

Renewing the fleet, it’s something that when we come to these conferences and talk to the investment community, people hate seeing big CAPEX numbers. We know that, but the last new build cycle in our industry was in the late 70s and early 80s. It ended about 1982. So, if you apply a 25-year life, which is a good estimate of life, it brings you to today. And here we are with a fleet around the world, not just Tidewater, but worldwide industry of these type of vessels that are going away in due time and demand will dictate exactly when they go away. And the infusion of new equipment will help dictate when those old boats go away. For Tidewater, our worldwide fleet of some 440 boats here has an average age of 20 years old. That includes the new boats in here. If you were to break it out, the new boat’s average age would be about two or three years old and the old boats are about 23-24 years old. So, we’re at a time in our life when we have to replenish the fleet in order to replenish our earnings capacity.

How have we done that? In the last five to six years, we really started this program in January of 2000. We began by getting into the deep-water segment because our customer base was asking for it. So, off we went to acquire, build very quickly position ourselves as one of the leaders in the deep-water market primarily internationally. We’re not a major deep-water player in the Gulf of Mexico, but internationally we certainly are. Then we continued on with replacing some of our U.S. Gulf equipment, both supply vessels—that’s what PSVs are— AHTs are anchor handling towing supply vessels, and then crew boats primarily the other class that we have. And then we turned out attention to the international arena. And from this point forward, as we will continue to spend more money to replace our fleet and get rid of the older fleet, the thrust of that will be in the international arena. We have spent $1.5 billion in and around over the last five to six years. And while we don’t know exactly what it’s going to be in the future, to say that we’ll match that wouldn’t be too unheard of. As Keith said before, we would like to do it through acquisitions, but, frankly, there aren’t too many new boat operators in the world, so our opportunities to acquire new fleets is pretty slim. So, we’re going to have to do it building and hopefully doing selective acquisitions.

As we said before, we have a March fiscal year end, so we’re almost there for fiscal ‘06. Last year our new boats, our 95 new boats accounted for 30% of the company’s operating profits. This year it’ll be 40 to 50% and as time goes on, obviously these boats have better operating margins in today’s market, so the profitability has been tremendous. The returns on these individual vessels, especially in the last year or two when you saw the dayrates escalate has really taken over, and this will continue to change and become more in favor of the new boats.

Keith mentioned before we’re trying to do that without distorting and messing up the balance that exists in the worldwide fleet today. So, adding new boats, the concern of over capacity is offset by, you see Tidewater has disposed of 270 vessels over the last five years while we’ve built this new fleet. And here are some of our other public competitors and the only one close to us in pure number standpoint, vessel count standpoint, is Seacor Smith and they got there primarily this past summer through the acquisition of             , one of the other competitors, public competitors that had about 100-125 old pieces of equipment. The rest are smaller and I would say the competitive landscape around the world is we compete with very few people on a worldwide basis. We compete regionally with certain of these companies and certain foreign competitors, but their boat count would all be 100 or less. There’s very few operators in our business that have an excess of 100 vessels, so our shear number allows us to have the geographic spread and the class of vessel spread that we have.

We’re going to maintain our financial strength throughout this. We’ve spent this $1.5 billion and what we have to show for it is, as Keith said, $300 million of private placement debt that we secured about three years ago right at the trough of the interest rate market. So, we’re happy with that. It still has about seven years to run on it, so we’re in good shape with that. Cash is building on our balance sheet and he told you before what our debt to equity ratios are.

Comment on our earnings growth because we’re very proud of this. Over the past five quarters this is what we’ve done, and again, I ask you to kind of look at the operating cost line that just stayed constant for the most part over that entire period of time when our revenue increased by $58 million. So, for the most part, all of that goes to the bottom line. We factored out any unusual type earnings. As Keith said, we had the gain off of the six boats in the September quarter. I factored that out of these numbers. So, these are true kind of normal operating earnings. You see we earned $1.04 in the December quarter. The street—we don’t give guidance, but the street and we’re followed by about 12 to 14 analysts—have us at about $1.09 in this March quarter.

Operating profits versus our stock price, our price now is north of $50. We’re hovering anywhere now between $50 and $60. You see where it was back not too long ago where we were hovering more in the $30 to $40 stock price range. And it’s a result of increasing the gold bar international operating profit and we went for a long period of time, about three years, domestically having domestic operating losses when the Gulf of Mexico took the tubes after September 11th and didn’t start recovering until after Hurricane Ivan came through. But we’ve shown profitability and increased profitability since that point.

The Jobs Creation Act, I’m not going to cover any more because Keith is resident tax expert and I think he’s covered it sufficiently already, but it is a wonderful financial benefit for this company that we will continue to enjoy going forward. He also mentioned our dividend yield. When I used to show this slide about two years ago, there were about two or three of us from the OSX that were paying dividends. That’s being expanded now, so there’s quite a few more that are paying dividends. High yield is still very good.

And again, without giving any kind of guidance, but the first call consensus estimates for us for this current fiscal year, finishing with that $1.09 would put us at about $3.37 a share for this current fiscal year. And their projection now, and that’s an ever-changing number, but is about $4.78 a share for next year. So, optimistic that dayrates can be sustained with the drilling activity that’s happening around the world. Our job is to continue to enjoy, push the dayrates, and at the same time maintain that operating cost base and it’s a challenge every day. Wage costs are creeping up on us, and things like that. We will see that line increase a little bit, but you’ll also see us control that, I think more so than our competition.

Not much to summarize. It takes you back to kind of our strategy and each of those points that Keith made earlier. We’re addressing each one of those and our major thrust right now is replacing the fleet, either through acquisition or new builds. And that’s what we’ll continue to do.

And I’ll leave everybody with the balance because you will not see—we have a conservative management group, we have a conservative board, and we live in a volatile industry. And as good as it is now, we know damn well we’ll see another downturn at some point in time. And the reason that we’re around and celebrating our 50th anniversary this year when no one else is in our business is because of our management style. So, I’ll leave you all with that. If you have any questions, be glad to address it.

Q:	Just two real brief timing questions. Do you have an average contract length that you can reveal? And then how quickly can you order—what’s the time between ordering and building a boat, average?

Joe:	Well, average contract length is difficult. As I said before, domestically we’re still—we’re in a spot market, although the customers are asking for more contract terms. So, it wouldn’t be uncommon now to probably average in the Gulf of Mexico a three-month contract. That isn’t much of a contract, term wise. Internationally, I would say on average a one-year contract is probably a decent average and that goes from some areas of the world that are spot and some, for instance, a Brazil working with it’s not uncommon to have two and three year contracts. And then new boat construction, shipyards are pretty tight now. Where we used to be able to get a boat in and out in 18 months to 20 months, now it’s probably more 2o to 24 months to get a typical boat out. Yes sir?

Q:	It’s hard to play devil’s advocate in this kind of environment, but I think Rowan (?) built some boats a couple of years ago. I mean is that a trend you pooh-pooh or are you concerned at all that at some point your customers get back into the boat business?

Joe:	I would tell you it’s not much of a concern. We’ve seen it in years past, way years past. I’ve been with the company for 16 years and for the most part at that point in time they were disposing of whatever boats they had. They don’t like being in a boat industry. And they find it out every once in a while. They kind of dip their toe in the water and try it, but I can tell you—Keith you can speak to it too—I don’t have any concern.

Keith:	Rowan (?) has disposed of them. They do not have any boats today.

Q:	Would you please provide a little color on the maintenance cycle of the fleet and these boats, especially the older ones?

Joe:	Yeah, well, regulatory wise we are required to—virtually all of our boats—to have a dry-docking, a regulatory dry-docking twice in every five year period. And, obviously, it’s one of the things that makes keeping a boat around past 25 or 30 years uneconomical because it becomes very expensive to replace steel, machinery, etc., when you start getting to those 25 year dry dockings. But that does help control the entire worldwide fleet that we have to do these twice every five-year maintenance dry dockings. What they cost, it depends on the boat, but it’s not uncommon when they get to be that old that you’d spend $500,000 to $1 million for a dry-docking and it’s good for two and a half years. So, obviously, you think long and hard before doing that and you have to have a good appreciation for what the market’s going to bear.

Q:	Just a quick question on the Job Creation Act. Since this is a major benefit for the company, do you expect to focus more on the international markets going forward like shift more equipment than maybe your focus on international markets from the domestic markets?

Joe:	The international markets are our core markets. We’re going to be replacing boats in that market. We still recognize that, as Keith said earlier, that the U.S. Gulf Coast is a big market for us and still today one of the more profitable areas for us. But it’s also very restrictive. It’s very difficult to sit here today and see a rig count of 70 to 80 in the Gulf of Mexico and think that we have to build a lot—new equipment in the Gulf of Mexico. We are building equipment in the Gulf different than the new build cycle. Those vessels can go international and as long as we keep the U.S. flag on it, they can come back to the Gulf to operate. We’ve done our share of that. A lot of the new builds you saw of U.S. back on that slide are actually operating international. So, we have the ability, if the domestic picks up, either to build new boats or to bring those vessels back to work in the Gulf. But our thrust is going to be in the international arena. You look at all of the projections of E&P budgets, and while they’re increasing in the U.S. also, the international areas are just going to do very, very well. The estimates we saw is about a 15% growth in E&P spending for this current year from last year, and last year was up about 14-15% from the prior year. So, we’re getting the hook.

Thank you all very much.

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